EXHIBIT 99.2

QUADRAMED

Moderator: Larry English

February 24, 2004

3:00 p.m. CT

Operator: Good afternoon, ladies and gentlemen and welcome to the QuadraMed 2003 Year-end Financial Results conference call. Today’s call is being recorded and Webcast, and replays will be available on the QuadraMed Web site within 24 hours.

All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in this session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s Safe Harbor Statement under the Private Securities Litigation Reform Act. The presentations made during the conference call contain forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could and similar expressions are intended to identify such statements.

Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statements. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities & Exchange Commission.

At this time I would like to introduce Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer. Mr. English, please go ahead, sir.

Larry English: Thank you, Operator, and good afternoon. With me on today’s call are QuadraMed’s President and Chief Operating Officer, Mike Wilstead; Executive Vice President and Chief Financial Officer, Chuck Stahl; and Executive Vice President John Wright who, as we announced some time ago, will be assuming the CFO title in March.

I’m going to touch on the highlights of our fourth quarter results and on some recent developments. Chuck will then cover the financial statements in detail, and Mike will comment on operations. Then I’ll come back and describe our priorities for 2004 and we’ll turn to your questions.

Fourth quarter revenue of $36.7 million represented a sequential increase of 24 percent from the third quarter. This result which exceeds our November forecast was driven by the completion of contractual obligations on backlog and a strong fourth quarter sales results for both enterprise and HIM software. Gross margins improved sequentially due to a more favorable mix of license revenue.

Total operating expense increased sequentially, primarily driven by accruals for the key employee retention bonuses, an increase in bad debt reserve, higher outside legal expense associated with the SEC matter, the shareholder suit, and with the S1 filing we made in January, duplicative costs for two finance teams, and the accrual of severance cost, all associated with the transition of our finance operation from San Rafael to Reston. None of our research and development spending in 2003 was capitalized.

We reported positive income for operations for the quarter for the first time since the first quarter of 2002, and cash provided by operating activity in the quarter was in excess of $2 million. Early in 2004 we announced the acquisition of Détente Systems headquartered in Sydney, Australia.

Détente is a clinical software company focused on lab and radiology. They’ve been in business since 1982 and have a customer base of over 40 installations in Australia, New Zealand and the United Kingdom. Their technology is similar to ours, and so we expect to continue the integration quickly. This acquisition fulfills an important strategic need for the company.

Also, early in 2004 we announced that we had agreed with the plaintiffs’ counsel to settle the securities litigation cases filed in October of 2002 against QuadraMed and certain of its officers and directors. The settlement will be for an amount principally covered by insurance. I’m now going to turn it over to Chuck and Mike. Chuck, go ahead.

Charles Stahl: Thank you, Larry. Total revenue for 2003 of $125 million increased $15.5 million or 14 percent over 2002. Almost $14 million of the increase relates to license revenue. Affinity enterprise wide product solutions contributed $7 million, and Quantim Health Information Management products contributed $7 million to the increase in license revenue.

Service revenue increased almost $2 million but that included a $3 million decline attributable to the financial services segment. 2003 total revenue of the

Affinity product solutions increased to $77 million, $9.1 million or 13 percent over 2002. Quantim product solutions increased $39 million, $9.7 million or 33 percent over 2002. And financial services decreased $2.92 million, $3.3 million, or $27 million less than 2002.

Moderate sequential increases to total revenue took place over the first three quarters of 2003. Total revenue was approximately $30 million per quarter in the first three quarters of 2003 versus an average of $26 million per quarter in the first three quarters of 2002.

Total revenue for Q4 of 2003 of $37 million increased $7 million over Q3 of ‘03, and $6 million over Q4 of ‘02. The increases are primarily attributable to license revenue. More than $2 million relate to the annual customer acceptance of one Affinity contract; almost $2 million to completing the installation of Quantim contracts in Q4 of ‘03; and more than $1 million to new Quantim contracts signed in Q4 of ‘03.

Our total cost of revenue and resulting gross margin is a function of product mix that generally averages 40 percent cost and 60 percent gross margin. For service revenue the average cost is approximately 50 percent with gross margin of 50 percent. For license revenue the average cost is approximately 20 percent with gross margin at 80 percent. There were no significant variances from these averages in 2003 and the quarters they’re in. Gross margin increased $2.7 million in 2003 in relation to the increase in total revenue.

Research and development expense was $23 million in 2003 versus $18 million in 2002. These numbers are not exactly comparable because in 2003 we adopted a much more stringent standard for achieving technological feasibility. We did not capitalize any costs in 2003 versus almost $2 million in 2002.

The $23 million in 2003 and the $20 million in 2002 represent approximately 18 percent and 17 percent of total revenue respectively. General and administrative expenses includes more than $7.5 million in both 2003 and 2002 for a total of $15 million for restatement costs related to payments made to accountants, attorneys, and consultants.

The 2003 $16 million loss from operations is an improvement over the $19 million loss from 2002. Sequentially, the results of operation improved over the course of 2003 with a loss of $10 million in Q1, $4 million in Q2, and $3 million in Q3, with a $1 million income from operations in the fourth quarter.

The 2003 $24 million net loss is $10 million greater than the $14 million 2002 net loss. The interest costs associated with our long-term debt is $6 million higher in 2003 including the amortization of the original issue discount. Further, 2002 includes $10 million of income from the gain on the sale of HIM Services and other assets which is offset by a $2 million loss from discontinued operations.

Like the results from operations, the net loss improved sequentially over the course of 2003 with a loss of $11 million in the first quarter, $6 million in Q2, $5 million in Q3, and a loss of $2 million in the fourth quarter.

The 2003 results of operations do not reflect anything for an economic loss associated with the lease on the San Rafael Office. We have approximately six years remaining on the lease at approximately $1 million in rent and related costs per year. At this point only the economic situation is required to be disclosed in the footnotes to the financial statements.

Now, turning to the balance sheet. Cash and cash equivalents at December 31st, 2003 was almost $37 million. This is a $13 million increase in 2003 versus a $6 million decrease in 2002. And a $4 million increase in Q4 of ‘03 following a $4 million increase in Q3 of ‘03.

The $13 million increase consists of $1 million from operations, $4 million from investing activities including the conversion of short-term investments to cash and cash equivalents, and $9 million from financing activities associated with the refinancing of our long-term debt. The $4 million increase in Q4 of ‘03 consists of $2 million from operations and $2 million from investing activities. Cash flow from operations was negative in the beginning of the year and $6 million positive in the last half of the year.

Net accounts receivable including billed and unbilled of approximately $35 million remained fairly consistent from December 31st ‘02, September 30th ‘03, and December 31st 2003. As revenue increased over the course of the year this means that our collections must have improved.

We had good collections in the fourth quarter and we also cleaned up our accounts receivable balances resulting in a $1.5 million increase to the allowance for doubtful accounts in the fourth quarter. Days sales outstanding was over 120 days early in the year and under 80 days at the end of the year.

The $49 million deferred revenue balance at December 31st, 2003 is $9 million higher than a year ago. And there was a small decrease from the balance at September 30th, 2003. The $9 million increase reflects an increase in the size and volume of new contracts. (A million dollars) of the increase relates to HIM government contracts signed in Q3 of ‘03 and Q4 of ‘03. More than $3 million to the increased Quantim contracts signed in the last half of 2003, and more than $1 million due to the net increase in Affinity contracts.

The small decrease from September 30th, 2003 to December 31st is primarily related to an Affinity contract where due to the terms of the contract we defer the revenue on cash received until the calendar yearend when we achieve customer acceptance.

On April 30th, 2003 we refinanced our long-term debt. As part of this transaction we issued one cent warrants to purchase approximately 12 million shares of common stocks. These warrants were valued at just over $1 resulting in a $13 million increase to additional paid-in capital and a corresponding decrease in long-term debt. This original issue discount will be amortized as an increase in interest expense over the life of the debt.

The $17 million in total stockholder deficit at December 31st, 2003 increased $10 million over the course of 2003, and increased $1 million in the fourth quarter. The 2003 net loss of almost $24 million was offset by the aforementioned $13 million associated with the warrant, and a net $1 million related to the exercising of stock options and other miscellaneous transactions during 2003. The fourth quarter net loss of almost $2 million was offset by approximately $1 million related to miscellaneous equity transactions.

Moving to the transition, John Wright and I, along with many others, continue to lead the transition of the financial functions from California to Virginia. All legal, payroll, accounts payable, cash disbursements, internal audit, facilities management, and much of FP&A are already resident in Reston. We are on schedule to complete the transition by April 1st. Mike, over to you.

Michael Wilstead: Thank you, Chuck. As we review 2003 operationally we at QuadraMed have achieved some key milestones that have us well positioned in our market space for 2004. Quarter-over-quarter we experienced new bookings growth that provided the momentum to produce one of the strongest fourth quarters in our tenure at QuadraMed.

And we’ve maintained a steady and robust pipeline to help us sustain this growth, adjusting for the seasonality of business with Q4 historically being our largest quarter. Throughout the year our diverse product offerings played a pivotal role in the consistent closing of new contracts.

This broad product offering also gave us strong competitive advantages enabling us to successfully close contracts for new affinity total HIS solutions with institutions such as Community Foundation of Northwest Indiana, a multi-campus organization; Richardson Regional Medical Center in Texas, a strong community based hospital and Correctional Health Services of Puerto Rico, a multi-site organization with a central campus meeting the needs of the government of Puerto Rico. In addition, three other community based hospitals awarded HIS contracts to QuadraMed, each with its own specialists and all just as successful as those mentioned.

Although new healthcare information system bookings standout as an important indicator of our successful efforts to revitalize and invigorate QuadraMed they are by no means the sole consideration. As many of you know, we’re a leader in the healthcare technology space. Strong bookings of our HIM products in the fourth quarter played a significant role in the upward trend of our company’s performance.

During this period new contracts for our Quantim HIM products exceeded our expectations. We’re very pleased with our success in converting many of our competitors’ customers to our Quantim suite of applications with sales such as that to Baptist Hospital of Pensacola, Florida, a large and prestigious system that now has become a reference site for Quantim.

In addition, we increased our already dominant market share in the codings and compliance solution for the U.S. Department of Veterans Affairs. Currently we have coding and compliance applications installed in over 70 percent of the Veterans Affairs Hospitals and have shown consistent and sustained growth for the past two years. We now are aggressively introducing additional products and services to this well established customer base.

We were also awarded a major contract for master person index, or MPI, by Allina Health Hospitals and Clinics in Minneapolis. This includes consulting and support services for 11 hospitals and a number of other facilities. At the same time we maintain our strong customer base, including the renewal of an important maintenance support contract with the Los Angeles County Department of Health Services, one of our nation’s largest public healthcare systems, allowing us not only to extend but expand this relationship.

By the end of the fourth quarter QuadraMed had made a successful transition to a more strategically focused organization. We have employed realistic economies of scale for operations throughout the company, and achieved our initial goal of bringing all of our business units together under one plan to move forward as one company.

Just one example of how this strategy works and has benefited us in the product and in the research and development area. We have one software development team all focused on the same mission of providing working applications to our customers using proven technologies. We’re deeply committed to investing in research and development as shown by our spending in R&D the last few years. This investment is delivering impressive results.

For example, in the area of clinical applications our next generation CPOE, or computerized physician order entry product, gained immediate customer acceptance after its release in March 2003. We currently have more than 25 healthcare facilities that have made commitments to use our CPOE applications. This advanced clinical application has assisted us to better position our Affinity HIS as a true end-to-end enterprise system.

We also continue to make great strides in our health information management products. As mentioned, one of our well documented strengths. Our QuadraMed HIM is the industry’s first fully integrated web native platform. We now have seven applications developed on Quantim, and acceptance in the market is not only strong but continues to grow. We maintain an impressive list of customer reference sites that continually support our sales efforts.

As we’ve previously stated, where acquisitions of existing technology proves to be more cost effective than in-house development we’ll pursue that option. Such was the case for the laboratory and radiology applications to enhance our Affinity HIS offering. As Larry mentioned, in the fourth quarter we began negotiations to acquire a company headquartered in Sydney, Australia, (Détente) Systems, which develops and successfully markets laboratory and radiology products using technology similar to Affinity Systems.

As you’ve probably read in the trade media our acquisition was completed this month. These applications will be added to our portfolio and fully assimilated with Affinity this year. We’re excited about this additional strength this gives us to our complete product offering. This Friday I leave for Australia to officially welcome our employees and many of the existing customers.

Chuck mentioned in his report the decrease in revenue in the financial services business unit. First, let me state we’re not happy with the results, and we’ve taken some positive steps we believe will return this business to a growth mode. In 2003 we took the following steps. First, the Service Division remains a standalone business unit reporting directly to me.

We replaced the management team with one that we believe can grow the business. We invested in an information technology system that not only ensures HIPAA compliance but also improves operational efficiencies. We instituted a sales growth plan that rewards all business development efforts company wide. We believe we have the right staff names in this business, the processes in place, and an effective plan for growth in 2004.

Our outlook for 2004 is positive. We will continue to build and deliver new products to the market that will drive sales. Additional Quantim modules, including record management, will be introduced in 2003. Our (web native) electronic document management application integrated on both our Affinity HIS and Quantim HIM platforms will launch this year, and we are committed to launching an integrated laboratory information system module on Affinity HIS by the end of the year. All of these new products as well as our existing revenue cycle management and patient (staking) solutions will provide us with opportunities to continue to grow our business.

As we speak to you today we are attending the annual HIMSS conference in Orlando, Florida where QuadraMed is a Diamond Sponsor, the highest level available. A number of our senior people are conducting presentations at this important event that hosts the greatest single attendance by prospects, to position and promote our product offerings in any one space throughout the year. Our booth at the show has been a flurry of activity, all of which we believe will lead to building our pipeline and presenting additional opportunities in 2004.

At HIMSS we’re receiving strong onsite support for existing customers who have volunteered to come to be with us expressly to provide us with testimonials and demonstrations of the many advantages of partnering with QuadraMed. Such support is invaluable because it not only adds to the credibility of our offering but reinforces our position as an industry leader for successful implementation.

Overall, in 2004 we believe QuadraMed has the power to succeed. And we have the comprehensive proven portfolio of products, a strong and loyal customer base with some of the most dedicated and healthcare experienced employees in the industry, and we have proven that we can develop new and inventive products that help healthcare organizations deliver better healthcare.

We are confident we can continue to make a positive impact on the healthcare industry by delivering the right tools to help our customers improve the revenue cycle management and the safety of their patients. Our tagline this year is ‘powering smarter healthcare,’ and we believe we’re well positioned to accomplish this goal. Thank you, and Larry, back to you.

Larry English: Thank you, gentlemen. I’m very proud of the job you guys have done. I’m very proud of the job all of our QuadraMed employees have done. And I think we’re all quite proud of our accomplishments in 2003. But even more so, we’re excited about the opportunities we see in the current year. Let me just touch on our priorities.

First, we will continue our disciplined focus on the basics. First, taking care of customers. I’ve been in business for over 40 years and I’ve learned that if you have satisfied customers everything else seems to fall in place. At QuadraMed we’re blessed with a very loyal group of customers. I believe we have earned that loyalty by listening to and responding to their needs. In return, our customers have provided us with a source of returning revenue, a receptive market for new products, and excellent references for new customers.

The second fundamental, building the pipeline and closing sales. Mike and I both come from a sales background. We like to be involved in the sales process and we work hard to maintain a corporate environment where everybody sells.

Our Chief Financial Officer, Chuck Stahl, found himself involved in several sales situations in 2003, and John Wright knows we will expect the same from him. The same is true for all of our senior managers.

Third fundamental, delivering new products and improved technology. We have and we will continue to invest in research and development. We’ve made great progress toward the implementation of our clinical division, but we have more to do. And we also need to modernize and enhance our revenue cycle products. Fortunately, we have a strong development team, and they have established an impressive track record for delivering products on time and on budget.

Finally in the fundamentals, controlling expenses. We have a tradition here at QuadraMed of being able to separate the essential from the merely important. That means we are very conscious of what we are spending on and what our customers will get in return for that spending.

Now, in addition to those basics we have a number of special priorities for 2004. We will continue our effort to resolve the derivative suit and to resolve the pending SEC enforcement matter. We have accelerated activity on both of these fronts in an effort to quickly get these distractions behind us. I cannot offer any assurances as to when they will be resolved, but I can assure you that Chuck and John and I with very able outside legal counsel work on their resolution every week.

We’ll continue our efforts to have our stock listed on a national exchange. We have applied to AMEX and to the Boston Exchange, and we have initiated discussions with NASDAQ. I can tell you, however, that my reading of the situation is that these exchanges and NASDAQ will want to see the SEC matter resolved before they’ll act on our application.

We have an active M&A program. There are still gaps to fill in our product portfolio, and as I’ve said many times before, we need to be bigger. The cost of being a public company has increased as a result of new regulations. Most of these costs like our overhead are fixed. We need size in order to leverage these fixed costs.

Finally, we’ll look for opportunities to strengthen our balance sheet. We believe as our operating results improve so will our financing options. With that, we will turn to your questions.

John Wright: Larry, if we could quickly, just let me clarify one point that Chuck made. Chuck indicated that gross margins had increased $2.7 million in 2003, and actually that number is $12.7 million.

Larry English: He had a lot of numbers to cover. Thanks, John. Operator, we’ll now turn to the questions.

Operator: Thank you, sir. Today’s question-and-answer session will be conducted electronically. If you would like to signal for a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. Just a reminder, if you are using a speaker phone today please make sure your mute function is turned off to allow your signal to reach our equipment. Again, ladies and gentlemen, that is star one on your touch-tone phone for any questions. We’ll pause a moment to give everyone a chance to signal.

Our first question comes from Chris Cook of Zazove.

Chris Cook: Hi, guys, thanks for my question. It sounds like corporate G&A should be a little less than $10 million a quarter ongoing once the one-times get behind us? I guess that’s question number one. And then, a related question is when do you think the duplicative expenses and the one-time expenses ultimately go away?

Larry English: Where did you come up with $2 million a quarter?

Chris Cook: A little less than $2 million.

Larry English: I thought, man, I’d done a better job of cutting expenses than I - I’m going to let John or Chuck comment on the, how much duplicate of expense we’ve got in there. I mean we had a lot in the first two quarters as we’re

(preparing) a lot of accountants and attorneys. We are still carrying the dual costs associated with the finance team that we built in Reston, the one that we still have in San Rafael wrapping up the audit and the filing of the 10-K.

We’re also continuing to incur very heavy spending for outside legal counsel associated with the SEC matter and with the derivative suit. And so we’ve got that baggage that we continue to cover into the year. Chuck or John, do you want to try to quantify what a normal steady state G&A is likely to be?

Chris Cook: And if I heard you guys right, all that baggage cost you $7.5 million in the year?

Larry English: Yes, the number Chuck quoted was $7.5 million in each of 2003 and 2002.

Male: Correct.

Larry English: And that was mainly associated with attorneys, accountants, and consultants.

Male: Right.

John Wright: Chris, this is John. I’m going to stay away from forward-looking information, but I think as we’ve described some of the costs that are one-time in nature in that we don’t intend to go through this process again, it’s easily worked out to reach the math that you did of $10 million a quarter. And, in fact, we still do have some duplicate costs, and that number would have been less than that for the fourth quarter without those costs.

Chris Cook: OK. And then the million dollar a year rent in San Rafael, you guys just expense that as it’s incurred? Is that...

John Wright: We’re still in the San Rafael building. When we do vacate that building next month or the following month we’ll make some decision then about the resolution of that, but suffice it to say we would like to get out from under that one way or the other, and we’re working to do so.

Chris Cook: OK. And what is your, your cap ex for the year was a little less than, a little bit over $3 million. Capital spending for ‘04, should that be comparable?

John Wright: We seem to be on the forward-looking comments now.

Chris Cook: OK.

John Wright: Which I’m staying away from, but you know, there’s not a heck of a lot of capital needs for our company other than the R&D type activity. And so we don’t see that number as being a big number.

Chris Cook: OK, great. Thanks.

Operator: And we’ll now take a question from Ray Cattonar of Cantone Research, Inc.

Ray Cattonar: How are you doing, Larry? How are you doing, guys?

Larry English: Hi, Ray. Thank you.

Ray Cattonar: We’re kind of very interested when you met in New York of giving some guidance for ‘04. I mean you indicated you’d have a handle on it probably the beginning of the year, and do you have to do that? I mean are we going to get any guidance?

Larry English: John will comment on that.

John Wright: This is actually a question we anticipated, Ray.

Ray Cattonar: OK.

John Wright: Many of the analysts and others who follow our company have asked for some time when we might start providing guidance as to future operating results. We have considered this topic for some months now, and have devoted a great deal of thought and discussions to it. It’s a matter we’ve also discussed with our Board at some length.

We have concluded that at this point in our company’s evolution the cost of providing such guidance including the potential risk of doing so outweighs any perceived and potential rewards of doing so. Accordingly, we intend to provide no forward-looking guidance other than to say, as we’ve already done so today, that we are pleased with what we’ve accomplished in 2003 and we are confident with our plans for 2004 and beyond.

We recognize that this decision is not what many of you want to hear, and we further recognize that it may well negatively affect what some of you say or write about the company particularly in the short-term. But we are not here just for the short-term. We are currently doing the things that we believe are appropriate and that will benefit our shareholders over the longer term. If our stock performance is punished in the short-term for this decision we accept that.

We accept it because we know that it is actual results, not guidance that will ultimately determine the value of our company, and we are willing to wait for our results to drive that value determination because we are confident in our ability to perform. And if we’re behind in driving that value for a quarter or so, we can live with that, because as we have said earlier ‘we’re here for the long-term.’

Ray Cattonar: Well, that absolutely doesn’t answer my question. It puts your company at a disadvantage to your competition. I mean every major company or any relative company gives somewhat of some guidance.

John Wright: Well, I think what I just said speaks for itself. We have thought about the pluses and negatives and we’ve concluded that at this point in our evolution the negatives outweigh the positives.

Ray Cattonar: OK.

Operator: And again, ladies and gentlemen, that is star one for any questions. We’ll now go to Todd Cohen of MTC Advisors.

Todd Cohen: Good afternoon.

Larry English: Hi, Todd.

Todd Cohen: Hi. Just a couple of questions. One for clarification. Did you indicate that the duplicate expenses were between $7 million and $7.5 million in both 2002 and 2003?

Larry English: I think Chuck said the cost of all of this restatement and all of that mess was $7.5 million each year.

Charles Stahl: In each of those years, that’s right.

Todd Cohen: That’s good. And when, in fact, you get listed could you - I know there’s been so many different details there, could you indicate what that triggers? I know that there’s a reduction in interest rate, or maybe fewer warrants? Or is there, can you clarify that?

Male: It’s primarily the reduction in interest rate from 10 percent to nine percent on the 2008 debt.

Todd Cohen: OK and then just the last question I have is I know you don’t want to discuss forward-looking statements, but can you highlight fourth quarter of 2003 that was just awarded versus 2002 from a magnitude point of view as it relates to pipeline and backlog?

Larry English: (Did) you cover that, Mike?

Michael Wilstead: What I said was the fourth quarter of 2003 was one of the strongest quarters in our tenure here at QuadraMed.

Larry English: In terms of bookings.

Michael Wilstead: In terms of new contract bookings and that our pipeline was steady and robust.

Todd Cohen: (Yes) …

Larry English: Yes, the issue with quantifying is, as I think you know, is if we’re putting numbers out we need to be able to relate them to GAAP. And the way we track bookings – we’re not able to do that precisely enough to make us comfortable with actually putting a number out.

Todd Cohen: Well, can we...

Larry English: I would say this, though. It met or exceeded our expectations. Our fourth quarter ‘02 had some very large contracts in it, and I think that was the – we had the (Metcalfe) deal in that quarter. And the fourth quarter of ‘03 exceeded my expectations from a booking point of view. Mike and his guys did a great job.

Todd Cohen: OK, thank you.

Operator: And Mr. English, it appears we have no further questions at this time. I’d like to turn the call back over to you for any additional or closing remarks.

Larry English: Well, ladies and gentlemen, thank you very much for your attention. I will summarize the feeling all of us at QuadraMed have. We’re very proud of what we accomplished in 2003. We think our company has a great future. We’re in a growing industry. We have great products. We have great engineering, great salespeople, strong and mature management and we’re all eager to produce those results that John was talking about. Thank you for your time and attention.

Operator: And once again, ladies and gentlemen, that does conclude today’s conference. You may disconnect at this time.

END